Management's Discussion and Analysis of Financial Condition and Results of Operations

FINANCIAL REVIEW

The following analysis reviews important factors affecting the financial condition and results of operations of Capital City Bank Group, Inc., for the periods shown below. The Company, has made, and may continue to make, various forward-looking statements with respect to financial and business matters that involve numerous assumptions, risks and uncertainties. The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements: general and local economic conditions, competition for the Company's customers from other banking and financial institutions, government legislation and regulation, changes in interest rates, the impact of rapid growth, significant changes in the loan portfolio composition, and other risks described in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

This section provides supplemental information which should be read in conjunction with the consolidated financial statements and related notes. The Financial Review is divided into three subsections entitled Earnings Analysis, Financial Condition, and Liquidity and Capital Resources. Information therein should facilitate a better understanding of the major factors and trends which affect the Company's earnings performance and financial condition, and how the Company's performance during 1998 compares with prior years. Throughout this section, Capital City Bank Group, Inc., and its subsidiaries, collectively, are referred to as "CCBG" or the "Company." The subsidiary bank is referred to as the "Bank" or "CCB".

The year-to-date averages used in this report are based on daily balances for each respective year. In certain circumstances, comparing average balances for the fourth quarter of consecutive years may be more meaningful than simply analyzing year-to-date averages. Therefore, where appropriate, quarterly averages have been presented for analysis and have been noted as such. See Table 2 for annual averages and Table 14 for financial information presented on a quarterly basis.

All prior period share and per share data have been adjusted to reflect a three-for-two stock split effective June 1, 1998, and a two-for-one stock split effective April 1, 1997 and the pooling-of-interests for Grady Holding Company.

On May 7, 1999, the Company completed its acquisition of Grady Holding Company and its subsidiary, First National Bank of Grady County in Cairo, Georgia. First National Bank of Grady County is a $114 million asset institution with offices in Cairo and Whigham, Georgia. The Company issued 21.50 shares for each of the 60,910 shares of First National Bank of Grady County.

On December 4, 1998, the Company completed its purchase and assumption transaction with First Union National Bank ("First Union") and acquired eight of First Union's branch offices which included deposits. The Company paid a deposit premium of $16.9 million, and assumed $219 million in deposits and acquired certain real estate.
The deposit premium is being amortized over ten years. Average balances and earnings of the Company for 1998 were not significantly impacted by the acquisition.

On January 31, 1998, the Company completed its purchase and assumption transaction with First Federal Savings & Loan Association of Lakeland, Florida ("First Federal-Florida") and acquired five of First Federal-Florida's branch offices which included loans and deposits. The Company paid a premium of $3.6 million, or 6.33%, and assumed $55 million in deposits and purchased loans equal to $44 million. Four of the five offices were merged into existing offices of Capital City Bank. The premium is being amortized over fifteen years.

On October 18, 1997, the Company consolidated its three remaining bank affiliates into Capital City Bank. See Note 20 in the Notes to
Consolidated Financial Statements for further information.

On July 1, 1996, the Company completed its acquisition of First Financial Bancorp, Inc. and its wholly-owned subsidiary, First Federal Bank (collectively referred to as "First Financial"). The acquisition was accounted for as a purchase. Operating results of First Financial are included in the Company's consolidated financial statements presented herein for all periods subsequent to June 30, 1996. On December 6, 1996, First Federal Bank was merged into the Company's lead bank, Capital City Bank. Financial comparisons to prior year periods are not necessarily comparable due to the impact of the acquisition.

The bank is headquartered in Tallahassee and, as of December 31, 1998, had forty-four offices covering seventeen counties.

EARNINGS ANALYSIS

In 1998, the Company's earnings were $15.3 million, or $1.51 per basic
share,   This compares to earnings of $14.4 million, or $1.44 per
basic share, in 1997, and $13.2 million, or $1.33 per basic share, in 1996. The Company's diluted per share earnings were $1.50 in 1998, $1.43 in 1997 and $1.33 in 1996, respectively.

On a per diluted share basis, earnings increased 4.9% in 1998 versus 7.5% in 1997. Growth in operating revenues (defined as net interest income plus noninterest income) of $4.4 million, or 5.9%, was the most significant factor contributing to increased earnings in 1998. This and other factors are discussed throughout the Financial Review. A condensed earnings summary is presented in Table 1.

Table 1
CONDENSED SUMMARY OF EARNINGS
(Dollars in Thousands, Except Per Share Data)(1)
                                            For the Years Ended December 31,
                                              1998        1997       1996
Interest Income                             $89,010     $84,981    $74,406
Taxable Equivalent Adjustments                1,402       1,610      1,771
Total Interest Income (FTE)                  90,412      86,591     76,177
Interest Expense                             35,248      32,688     28,560
Net Interest Income (FTE)                    55,164      53,903     47,617
Provision for Loan Losses                     2,439       2,328      1,863
Taxable Equivalent Adjustments                1,402       1,610      1,771
Net Interest Income After Provision
   for Loan Losses                           51,323      49,965     43,983
Noninterest Income                           22,584      19,484     17,289
Noninterest Expense                          50,444      47,836     42,030
Income Before Income Taxes                   23,463      21,613     19,242
Income Taxes                                  8,169       7,212      6,023
Net Income                                  $15,294     $14,401    $13,219
Basic Net Income Per Share                  $  1.51     $  1.44    $  1.33
Diluted Net Income Per Share                $  1.50     $  1.43    $  1.33

(1) All share and per share data have been restated to reflect the pooling-of-interests of Grady Holding Company and its subsidiaries and adjusted to reflect the 3-for-2 stock split effective June 1, 1998.

Net Interest Income

Net interest income represents the Company's single largest source of earnings and is equal to interest income and fees generated by earning assets less interest expense paid on interest bearing liabilities. An analysis of the Company's net interest income, including average yields and rates, is presented in Tables 2 and 3. This information is presented on a "taxable equivalent" basis to reflect the tax-exempt status of income earned on certain loans and investments, the majority of which are state and local government debt obligations.

In 1998, taxable-equivalent net interest income increased $1.3 million, or 2.4%. This follows an increase of $6.3 million, or 13.2% in 1997, and $7.3 million, or 18.0%, in 1996. Taxable equivalent net interest income during 1998 is attributable to growth in earning assets. The favorable impact of asset growth was partially offset by declining yields reflecting the overall decline in general interest rates.


Table 2
AVERAGE BALANCES AND INTEREST RATES
(Taxable Equivalent Basis - Dollars in Thousands)
                                                       1998                       1997                             1996
                                          Average           Average     Average          Average     Average               Average
                                          Balance Interest    Rate      Balance  Interest  Rate       Balance    Interest    Rate
Assets:
 Loans, Net of Unearned Interest(1)(2) $  824,197  $76,104   9.23%    $  770,416  $72,365   9.39%   $  631,437    $59,210   9.38%
Taxable Investment Securities             107,484    6,417   5.97        124,576    7,919   6.36       153,031      9,540   6.23
 Tax-Exempt Investment Securities(2)       67,297    4,315   6.41         69,956    4,693   6.71        73,962      5,169   6.99
 Funds Sold                                66,699    3,576   5.36         35,518    1,614   4.54        49,707      2,258   4.54
    Total Earning Assets                1,065,677   90,412   8.48      1,000,466   86,591   8.66       908,137     76,177   8.39

 Cash & Due From Banks                     53,293                         53,255                        56,406
 Allowance For Loan Losses                (10,056)                        (9,736)                       (8,645)
 Other Assets                              71,871                         64,103                        56,582
    TOTAL ASSETS                       $1,180,785                     $1,108,088                    $1,012,480

Liabilities:
 NOW Accounts                          $  119,134  $ 2,223   1.87%    $  115,663  $ 1,978   1.71%   $  116,497    $ 2,091   1.79%
 Money Market Accounts                     86,244    2,562   2.97         83,684    2,510   3.00        88,642      2,622   2.96
 Savings Accounts                         101,007    2,243   2.22         95,323    2,008   2.11        95,935      2,115   2.20
 Other Time Deposits                      469,087   25,091   5.35        433,300   22,934   5.29       371,241     19,364   5.22
 Total Interest Bearing Deposits          775,472   32,119   4.14        727,970   29,430   4.04       672,315     26,192   3.90
 Funds Purchased                           37,797    1,842   4.87         31,518    1,659   5.26        25,181      1,229   4.88
 Other Short-Term Borrowings                1,190       62   5.21          5,976      315   5.27         7,016        422   6.43
 Long-Term Debt                            18,041    1,225   6.79         19,412    1,284   6.61        10,895        717   6.31
    Total Interest Bearing Liabilities    832,500   35,248   4.23        784,876   32,688   4.16       715,407     28,560   3.99
 Noninterest Bearing Deposits             209,647                        196,921                       184,225
Other Liabilities                          14,991                         16,343                        15,110

    TOTAL LIABILITIES                   1,057,138                        998,140                       914,742

Shareowners' Equity:
 Common Stock                                 102                            100                           100
 Additional Paid-In Capital                 8,040                          5,831                         4,825
 Retained Earnings                        115,505                        104,017                        92,813
    TOTAL SHAREOWNERS' EQUITY             123,647                        109,948                        97,738
    TOTAL LIABILITIES AND
      SHAREOWNERS' EQUITY              $1,180,785                     $1,108,088                     $1,012,480
Interest Rate Spread                                         4.25%                         4.50%                             4.40%
Net Interest Income                                $55,164                        $53,903                        $47,617
Net Interest Margin(3)                                       5.18%                         5.39%                             5.24%

(1) Average balances include nonaccrual loans. Interest income includes fees on loans of approximately $3,233,000, $2,913,000 and $2,241,000 in 1998, 1997, and
1996, respectively.
(2) Interest income includes the effects of taxable equivalent adjustments using a 35% tax rate to adjust interest on tax-exempt loans and securities to a taxable equivalent basis.
(3)  Tax-equivalent net interest income divided by earning assets.



Table 3
RATE/VOLUME ANALYSIS(1)
(Taxable Equivalent Basis - Dollars in Thousands)

                                             1998 Changes from 1997                 1997 Changes from 1996
                                                           Due To                                 Due To
                                                           Average                                Average
                                          Total     Volume         Rate          Total     Volume         Rate
EARNING ASSETS:
  Loans, Net of Unearned Interest(2)     $3,739      $4,965     $(1,226)        $13,155    $13,055     $  100
  Investment Securities
    Taxable                              (1,502)     (1,020)       (482)         (1,621)     (1,809)       188
    Tax-Exempt                             (378)       (170)       (208)           (476)       (269)      (207)
  Funds Sold                              1,962       1,650         312            (644)       (645)         1

Total                                     3,821       5,425      (1,604)         10,414      10,332         82

Interest Bearing Liabilities:
  NOW Accounts                              245        (149)        394            (113)        (14)       (99)
  Money Market Accounts                      52         (35)         87            (112)       (149)        37
  Savings Accounts                          235         (88)        323            (107)        (13)       (94)
  Other Time Deposits                     2,157        (941)      3,098           3,570       3,285        285
  Funds Purchased                           183         306        (123)            430         334         96
  Other Short-Term Borrowings              (253)       (249)         (4)           (136)        (55)       (81)
  Long-Term Debt                            (59)       (242)        183             596         563         33

Total                                     2,560      (1,398)      3,958           4,128       3,951        177

Changes in Net Interest Income           $1,261      $6,823     $(5,562)        $ 6,286     $ 6,381     $  (95)

(1)  This table shows the change in net interest income for comparative periods based on either changes in average volume or changes in average rates for earning assets and interest bearing liabilities.  Changes which are not solely due to volume changes or solely due to rate changes have been attributed to rate changes.

(2)  Interest income includes the effects of taxable equivalent adjustments using a 35% tax rate to adjust interest on tax-exempt loans and securities to a taxable equivalent basis.

For the year 1998, taxable equivalent interest income increased $3.8 million, or 4.4%, over 1997, compared to an increase of $10.4 million, or 13.7%, in 1997 over 1996. The Company's taxable equivalent yield on average earning assets of 8.48% represents a 18 basis point decrease from 1997, compared to a 27 basis point improvement in 1997 over 1996. During 1998, interest income was positively impacted by loan growth and the acquisition of First Federal-Florida. This was partially offset by lower yields on earning assets resulting from the decline in interest rates and increased competition. The loan portfolio, which is the largest and highest yielding component of earning assets, increased from 77.9% in the fourth quarter of 1997 to 81.3% in the comparable quarter of 1998, reflecting the acquisition of $219 million in deposits from First Union.

Interest expense increased $2.6 million, or 7.8%, over 1997, compared to an increase of $4.1 million, or 14.5%, in 1997 over 1996. The higher level of interest expense in 1998 is attributable to the acquisition of First Federal-Florida. The average rate paid on interest-bearing liabilities was 4.23% in 1998, compared to 4.16% and 3.99%, in 1997 and 1996, respectively. The increase in the average rate during 1998 is a direct result of the mix of deposits acquired from First Federal-Florida and the introduction of a higher yielding money market account. Certificates of deposit represent a higher cost deposit product to the Company. Based on averages, certificates as a percent of total deposits increased to 47.6% in 1998, compared to 46.9% in 1997, and 43.3% in 1996.

The Company's interest rate spread (defined as the taxable equivalent yield on average earning assets less the average rate paid on interest bearing liabilities) decreased twenty-five basis points in 1998 and increased ten basis points in 1997. The decrease in 1998 is attributable to the lower yield on earning assets resulting from the lower rate environment. The increase in 1997 was attributable to the higher yield on earning assets, which was driven by a more favorable mix of earning assets.

The Company's net interest margin (defined as taxable equivalent interest income less interest expense divided by average earning assets) was 5.18% in 1998, compared to 5.39% in 1997 and 5.24% in 1996. In 1998, narrowing margins on the Company's incremental growth resulted in the decline in the margin to 5.18%, or 21 basis points.

A further discussion of the Company's earning assets and funding sources can be found in the section entitled "Financial Condition."

Provision for Loan Losses

The provision for loan losses was $2.4 million in 1998 versus $2.3 million in 1997 and $1.9 million in 1996. The provision approximates total net charge-offs for 1998 and 1997. The Company's credit quality measures declined slightly with a nonperforming assets ratio of .79% compared to .37% at year-end 1997, and a net charge-off ratio of .28% versus .27% in 1997.

At December 31, 1998, the allowance for loan losses totaled $9.8 million compared to $9.7 million in 1997. At year-end 1998, the allowance represented 1.16% of total loans and 189% of nonperforming loans. Management considers the allowance to be adequate based on the current level of nonperforming loans and the estimate of losses inherent in the portfolio at year-end. See the section entitled "Financial Condition" for further information regarding the allowance for loan losses. Selected loss coverage ratios are presented below:

                                         1998      1997      1996
Provision for Loan Losses as a
  Multiple of Net Charge-offs             1.1x     1.1x      1.1x
Pre-tax Income Plus Provision
  for Loan Losses as a Multiple
  of Net Charge-offs                     11.4x    11.3x     12.4x

Noninterest Income

In 1998, noninterest income increased $3.1 million, or 15.9%, and represented 29.0% of operating income, compared to $2.2 million, or 12.7% and 26.5%, respectively, in 1997. The increase in the level of noninterest income is attributable to all major categories with the exception of service charges. Factors affecting noninterest income are discussed below.

Service charges on deposit accounts decreased $453,000, or 5.0%, in 1998, compared to an increase of $526,000, or 6.2%, in 1997. Service charge revenues in any one year are dependent on the number of accounts, primarily transaction accounts, and the level of activity subject to service charges. The decrease in 1998 is primarily attributable to higher compensating balances and an increase in charged-off deposit accounts. Fees were increased during the fourth quarter of 1998, and will favorably impact service charge income in 1999.

Data processing revenues increased $363,000, or 11.5%, in 1998 versus an increase of $191,000, or 6.4%, in 1997. The data processing center provides computer services to both financial and non-financial clients in North Florida and South Georgia. In recent years, revenue gains have been attributable to growth in processing for both financial and non-financial clients. In 1998, processing revenues for non-financial entities represented approximately 48% of the total processing revenues, down from 51% in 1997, reflecting growth in processing revenues for financial entities and a decline in revenues for non-financial entities. In 1998, the Company changed its method of income recognition on data processing revenues from the cash to the accrual method. This resulted in a one-time adjustment which increased revenues by $225,000.

In 1998, trust fees increased $559,000, or 46.5%, compared to $38,000, or 3.3% in 1997. Increases in both years were attributable to growth in assets under management. At year-end 1998, assets under management totaled $261.2 million, reflecting growth of $75.5 million, or 40.6%. For the comparable period in 1997, assets under management totaled $185.7 million, reflecting growth of $54.4 million or 41.4%.

Other noninterest income increased $2.5 million, or 41.2%, in 1998 versus an increase of $1.5 million, or 32.4% in 1997. The increase in 1998 was attributable to ATM fees, brokerage revenues, interchange commission fees and gains on the sale of real estate loans. The Company realized gains on the sale of real estate loans totaling approximately $1.5 million in 1998 compared to $803,000 in 1997. Interchange commission fees increased $383,000, or 61.7% from 1997. The increase in other noninterest income in 1997 was attributable to ATM fees, gains recognized on the sale of real estate loans and gains on the sale of bank assets.

Noninterest income as a percent of average assets was 1.91% in 1998 compared to 1.76% in 1997 and 1.71% in 1996.

Noninterest Expense

Noninterest expense for 1998 was $50.4 million, an increase of $2.6 million, or 5.5%, over 1997, compared with an increase of $5.8 million, or 13.8%, in 1997 over 1996. Factors impacting the Company's noninterest expense during 1998 and 1997 are discussed below.

The Company's aggregate compensation expense in 1998 totaled $26.6 million, an increase of $678,000, or 2.6%,over 1997. Salaries increased $1.5 million due to normal raises and additions to staff. In addition to acquisitions, the Company added staff to capitalize on competitive opportunities arising as a result of mergers of other commercial banks within its market. Offsetting the increase in salaries were reductions in pension expense and stock incentives. In 1997, total compensation increased $3.1 million, or 13.7%, over 1996. Salaries increased $2.3 million due to normal raises, the full-year impact of First Financial associates and a $317,000 charge associated with restructuring. Additionally, a 93% increase in the Company's stock price contributed to a $460,000, or 62.1%, increase in stock compensation covered under the Company's Associate Incentive Plan.

Occupancy expense (including furniture, fixtures & equipment) increased by $566,000, or 6.9%, in 1998, compared to $961,000, or
13.2%, in 1997. The increase in 1998 was attributable to higher cost for maintenance and repair which increased $502,000, or 18.7%. The increase in 1997 was attributable to higher depreciation and other FF&E expense. Offsetting these increases in 1997 was a reduction in maintenance and repairs.

Other noninterest expense increased $1.4 million and $1.7 million in 1998 and 1997, or 10.0% and 14.3%, respectively. The increase in 1998 was attributable to: (1) an increase in amortization expense of approximately $335,000 due to the acquisitions of First Federal-Florida and First Union offices; (2) an increase in advertising costs of $463,000 due to greater product and market development; and (3) an increase in printing and supplies costs of $143,000. The increase in 1997 was attributable to: (1) an increase in amortization expense of approximately $300,000 due to the acquisition of First Financial offices; (2) a one-time restructuring charge of $338,000 incurred by the Company to consolidate its three remaining subsidiary banks into Capital City Bank; (3) an increase in advertising expense of $180,000 due to the Company's enhanced focus on promoting products and the acquisition of First Financial; and (4) an increase in credit card processing fees, ORE expense and other miscellaneous expenses of $259,000, $130,000 and $225,000, respectively.

Net noninterest expense ratio (defined as noninterest income minus noninterest expense less amortization as a percent of average assets) was 2.26% in 1998 compared to 2.42% in 1997 and 2.39% in 1996. The
Company's efficiency ratio (expressed as noninterest expenses, net of intangible amortization, as a percent of taxable equivalent operating revenues) was 63.4%, 63.1% (excluding restructuring charges), and 63.9% in 1998, 1997, and 1996, respectively.

Income Taxes

The consolidated provision for federal and state income taxes was $8.2 million in 1998 compared to $7.2 million in 1997 and $6.0 million in 1996. The increase in the tax provision over the last three years is primarily attributable to the higher level of taxable income.

The effective tax rate was 34.8% in 1998, 33.4% in 1997, and 31.3% in 1996. These rates differ from the statutory tax rates due primarily to tax-exempt income. The increase in the effective tax rate is primarily attributable to the decreasing level of tax-exempt income relative to pre-tax income and an increase in the statutory tax rate for income greater than $10 million. Tax-exempt income (net of the adjustment for disallowed interest) as a percent of pre-tax income was 18.0% in 1998, 21.7% in 1997, and 26.9% in 1996.

FINANCIAL CONDITION

Average assets increased $72.7 million, or 6.6%, from $1.2 billion in 1997 to $1.1 billion in 1998. Average earning assets increased to $1.1 billion in 1998, a $65.2 million, or 6.5%, increase over 1997. Average loans increased $53.8 million, or 7.0%, and accounted for 82.5% of the total growth in average earning assets. Loan growth in 1998 was funded primarily through deposits acquired through acquisitions and maturities in the investment portfolio.

Table 2 provides information on average balances while Table 4 highlights the changing mix of the Company's earning assets over the last three years.

Loans

Local markets were generally improved during 1998. Loan demand was steady and internal growth was spread evenly throughout the year. The First Federal-Florida acquisition completed in the first quarter of 1998 increased the number of markets served and enhanced the Company's line of mortgage products and services. Price and product competition remained strong during 1998 and there continues to be an increased demand for fixed rate, longer-term financing. Areas that reflected stronger demand were real estate, home equity and indirect automobile lending.

Although management is continually evaluating alternative sources of revenue, lending is a major component of the Company's business and is key to profitability. While management strives to grow the Company's loan portfolio, it can do so only by adhering to sound banking principles applied in a prudent and consistent manner. Management consistently strives to identify opportunities to increase loans outstanding and enhance the portfolio's overall contribution to earnings.

Table 4
SOURCES OF EARNING ASSET GROWTH
(Average Balances - Dollars in Thousands)

                                1997 to     Percentage          Components
                                 1998        of Total    of Total Earning Assets
                                Change        Change      1998     1997     1996
Loans:
  Commercial, Financial
    and Agricultural            $(4,284)       (6.6)%      8.0%    8.3%     9.2%
  Real Estate - Construction      2,740         4.2        4.5     4.5      4.0
  Real Estate - Mortgage         41,000        62.9       49.9    49.1     42.1
  Consumer                       14,325        22.0       14.9    15.1     14.2
    Total Loans                  53,781        82.5       77.3    77.0     69.5

Securities:
  Taxable                       (17,092)      (26.2)      10.1    12.4     16.9
  Tax-Exempt                     (2,659)       (4.1)       6.3     7.0      8.1
    Total Securities            (19,751)      (30.3)      16.4    19.4     25.0

Funds Sold                       31,181        47.8        6.3     3.6      5.5

    Total Earning Assets        $65,211       100.0%     100.0%  100.0%   100.0%

The Company's average loan-to-deposit ratio increased from 83.3% in 1997 to 83.7% in 1998. It declined to a level of 78.8% in the fourth quarter of 1998 compared to 84.8% in the fourth quarter of 1997. This compares to an average loan-to-deposit ratio in 1996 of 73.7%. The lower average quarterly loan-to-deposit ratio reflects the assumption of deposits from First Union.

Real estate construction and mortgage loans, combined, represented 70.3% of total loans (net of unearned interest) in 1998 versus 70.1% in 1997. See the section entitled "Risk Element Assets" for a discussion concerning loan concentrations.

The composition of the Company's loan portfolio at December 31, for each of the past five years is shown in Table 5. Table 6 arrays the Company's total loan portfolio as of December 31, 1998, based upon maturities. Demand loans and overdrafts are reported in the category of one year or less. As a percent of the total portfolio, loans with fixed interest rates have increased from 37.4% in 1997 to 41.6% in 1998.

Allowance for Loan Losses

Management attempts to maintain the allowance for loan losses at a level sufficient to provide for estimated losses inherent in the loan portfolio. The allowance for loan losses is established through a provision charged to expense. Loans are charged against the allowance when management believes collection of the principal is unlikely.

Management evaluates the adequacy of the allowance for loan losses on a quarterly basis. The evaluations are based on the collectibility of loans and take into consideration such factors as growth and composition of the loan portfolio, evaluation of potential losses, past loss experience and general economic conditions. As part of these evaluations, management reviews all loans which have been classified internally or through regulatory examination and, if appropriate, allocates a specific reserve to each of these individual loans. Further, management establishes a general reserve to provide for losses inherent in the loan portfolio which are not specifically identified. The general reserve is based upon management's evaluation of the current and forecasted operating and economic environment coupled with historical experience. The allowance for loan losses is compared against the sum of the specific reserves plus the general reserve and adjustments are made, as appropriate. Table 7 analyzes the activity in the allowance over the past five years.


Table 5
LOANS BY CATEGORY
(Dollars in Thousands)
                                              As of December 31,
                              1998       1997       1996       1995       1994
Commercial, Financial and
  Agricultural             $ 91,246   $ 82,641   $ 82,724   $ 67,975   $ 59,972
Real Estate - Construction   51,790     51,098     46,415     32,848     28,109
Real Estate - Mortgage      542,044    492,778    472,052    288,716    280,627
Consumer                    159,137    148,934    143,935    120,629    113,583
    Total Loans, Net of
      Unearned Interest    $844,217   $775,451   $745,126   $510,168   $482,291


Table 6
LOAN MATURITIES
(Dollars in Thousands)
                                                 Maturity PeriodS
                                              Over One       Over
                                One Year       Through       Five
                                Or Less      Five Years      Years      Total
Commercial, Financial and
  Agricultural                 $ 49,257       $ 37,679     $  4,310   $ 91,246
Real Estate                     110,274         65,573      417,987    593,834
Consumer                         43,008        114,334        1,795    159,137
    Total                      $202,539       $217,586     $424,092   $844,217

Loans with Fixed Rates         $ 97,967       $179,983     $ 73,161   $351,111
Loans with Floating or
  Adjustable Rates              104,572         37,603      350,931    493,106
    Total                      $202,539       $217,586     $424,092   $844,217

The allowance for loan losses at December 31, 1998 of $9.8 million compares to $9.7 million at year-end 1997. The allowance as a percent of total loans was 1.16% in 1998 versus 1.25% in 1997. There can be no assurance that in particular periods the Company will not sustain loan losses which are substantial in relation to the size of the allowance. When establishing the allowance, management makes various estimates regarding the value of collateral and future economic events. Actual experience may differ from these estimates. It is management's opinion that the allowance at December 31, 1998, is adequate to absorb losses from loans in the portfolio as of year-end.

Table 8 provides an allocation of the allowance for loan losses to specific loan categories for each of the past five years. The allocation of the allowance is developed using management's best estimates based upon available information such as regulatory examinations, internal loan reviews and historical data and trends. The allocation by loan category reflects a base level allocation derived primarily by analyzing the level of problem loans, specific reserves and historical charge-off data. Current and forecasted economic conditions, and other judgmental factors which cannot be easily quantified (e.g. concentrations), are not presumed to be included in the base level allocations, but instead are covered by the unallocated portion of the reserve. The Company faces a geographic concentration as well as a concentration in real estate lending. Both risks are cyclical in nature and must be considered in establishing the overall allowance for loan losses. Reserves in excess of the base level reserves are maintained in order to properly reserve for the losses inherent in the Company's portfolio due to these concentrations and anticipated periods of economic difficulties. As part of its YEAR 2000 contingency plan (discussed on page 55), the Company has reviewed its significant borrowers and allocated reserves to address the impact of the YEAR 2000 issue.

Table 7
ANALYSIS OF ALLOWANCE FOR LOAN LOSSES
(Dollars in Thousands)

                                              For the Years Ended December 31,
                                     1998      1997      1996      1995    1994

Balance at Beginning of Year        $9,662    $9,450    $7,522    $8,412  $8,324
Acquired Reserves                         -         -     1,769         -      -
Charge-Offs:
Commercial, Financial
  and Agricultural                      127       568       594       601    719
Real Estate-Construction                 15        31         -         -      -
Real Estate-Mortgage                  1,011       485       119       139    330
Consumer                              2,004     1,978     1,691     1,310    926
    Total Charge-Offs                 3,157     3,062     2,404     2,050  1,975

Recoveries:
Commercial, Financial
  and Agricultural                       72       378       235       204    125
Real Estate - Construction              142         -         3         -      -
Real Estate - Mortgage                  176        83         -        10     15
Consumer                                493       485       462       413    389
    Total Recoveries                    883       946       700       627    529

Net Charge-Offs                       2,274     2,116     1,704     1,423  1,446

Provision for Loan Losses             2,439     2,328     1,863       533  1,534

Balance at End of Year               $9,827    $9,662    $9,450    $7,522 $8,412

Ratio of Net Charge-Offs
  Year to Average Loans Out-Standing,
    Net of Unearned Interest           .28%      .28%      .27%      .29%   .31%

Allowance for Loan Losses as a
  Percent of Loans, Net of
  Unearned Interest,at End of Year    1.16%     1.25%     1.27%     1.47%  1.74%

Allowance for Loan Losses as a
  Multiple of Net Charge-Offs         4.32x     4.57x     5.55x     5.29x  5.82x

Risk Element Assets

Risk element assets consist of nonaccrual loans, renegotiated loans, other real estate, loans past due 90 days or more, potential problem loans and loan concentrations. Table 9 depicts certain categories of the Company's risk element assets as of December 31, for each of the last five years. Potential problem loans and loan concentrations are discussed within the narrative portion of this section.

The Company's nonperforming loans increased $3.6 million, or 219.0%, from a level of $1.6 million at December 31, 1997 to $5.2 million at December 31, 1998. During 1998, loans totaling approximately $7.8 million were added, while loans totaling $4.2 million were removed from nonaccruing status. Of the $7.8 million added, $3.6 million was attributable to two relationships. Of the $4.2 million removed from the nonaccrual category, $1.5 million consisted of principal reductions, $1.0 million represented loans transferred to ORE, $1.0 million consisted of loans brought current and returned to an accrual status and loans refinanced, and $700,000 were charged off. Where appropriate, management has allocated specific reserves to absorb anticipated losses. A majority of the Company's charge-offs in 1998 were in the consumer portfolio where loans are charged off based on past due status and are not recorded as nonaccruing loans.

Table 8
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
(Dollars in Thousands)
                         1998               1997             1996              1995              1994
                            Percent           Percent           Percent           Percent           Percent
                            of Loans          of Loans          of Loans          of Loans          of Loans
                            in Each           in Each           in Each           in Each           in Each
                    Allow-  Category  Allow-  Category  Allow-  Category  Allow-  Category  Allow-  Category
                     ance   To Total   ance   To Total   ance   To Total   ance   To Total   ance   To Total
                    Amount   Loans    Amount   Loans    Amount   Loans    Amount   Loans    Amount   Loans
Commercial, Financial
and Agricultural    $1,330   10.8%    $  665    10.7%   $  605    11.1%   $  708    13.3%   $  492   12.4%
Real Estate:
  Construction         468    6.1        382     6.6       274     6.2       177     6.4       208    5.8
  Mortgage           2,664   64.2      2,078    63.5     3,282    63.4     2,886    56.6     3,273   58.2
Consumer             2,175   18.9      2,137    19.2     1,875    19.3     1,213    23.7     1,073   23.6
Not Allocated        3,190      -      4,400       -     3,414       -     2,538       -     3,366      -

    Total           $9,827  100.0%    $9,662   100.0%   $9,450   100.0%   $7,522   100.0%   $8,412  100.0%



Table 9
RISK ELEMENT ASSETS
(Dollars in Thousands)

                                                     As of December 31,
                                     1998      1997      1996      1995    1994

Nonaccruing Loans                   $4,996    $1,403    $2,811    $3,151  $4,304
Restructured                           195       224       262     1,686   1,694
    Total Nonperforming Loans        5,191     1,627     3,073     4,837   5,998
Other Real Estate                    1,468     1,244     1,489     1,001   1,675
    Total Nonperforming Assets      $6,659    $2,871    $4,562    $5,838  $7,673

Past Due 90 Days or More            $1,124    $  994    $  638    $  317  $  364

Nonperforming Loans to Loans,
  Net of Unearned Interest            .61%      .21%      .41%      .95%   1.24%
Nonperforming Assets to Loans,
  Net of Unearned Interest,
  Plus Other Real Estate              .79%      .37%      .61%     1.14%   1.59%
Nonperforming Assets to Capital(1)   4.80%     2.28%     4.06%     5.81%   8.37%
Reserve to Nonperforming Loans     189.31%   593.85%   307.52%   155.51% 140.25%

(1) For computation of this percentage, "capital" refers to shareowners' equity plus the allowance for loan losses.

The majority of nonaccrual loans are collateralized with real estate. Management continually reviews these loans and believes specific reserve allocations are sufficient to cover the loss exposure associated with these loans.

Interest on nonaccrual loans is generally recognized only when received. Cash collected on nonaccrual loans is applied against the principal balance or recognized as interest income based upon management's expectations as to the ultimate collectibility of principal and interest in full. If interest on nonaccruing loans had been recognized on a fully accruing basis, interest income recorded would have been $384,000 higher for the year ended December 31, 1998.

Restructured loans are those with reduced interest rates or deferred payment terms due to deterioration in the financial position of the borrower.

Other real estate totaled $1.5 million at December 31, 1998 versus $1.2 million at December 31, 1997. This category includes property owned by Capital City Bank which was acquired either through foreclosure procedures or by receiving a deed in lieu of foreclosure. During 1998, the Company added properties totaling $1.9 million (including parcels of bank premises) and partially or completely liquidated properties totaling $1.6 million, resulting in a net increase in other real estate of $300,000. Management does not anticipate any significant losses associated with other real estate.

Potential problem loans are defined as those loans which are now current but where management has doubt as to the borrower's ability to comply with present loan repayment terms. Potential problem loans totaled $325,000 at December 31, 1998.

Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which cause them to be similarly impacted by economic or other conditions and such amounts exceed 10% of total loans. Due to the lack of diversified industry within the markets served by the Bank and the relatively close proximity of the markets, the Company has both geographic concentrations as well as concentrations in the types of loans funded. Further, due to the nature of the Company's markets, a significant portion of the portfolio is associated either directly or indirectly with real estate. At December 31, 1998, approximately 70.3% of the portfolio consisted of real estate loans. Residential properties comprise approximately 68.1% of the real estate portfolio.

Management is continually analyzing its loan portfolio in an effort to identify and resolve its problem assets as quickly and efficiently as possible. As of December 31, 1998, management believes it has identified and adequately reserved for such problem assets. However, management recognizes that many factors can adversely impact various segments of its markets, creating financial difficulties for certain borrowers. As such, management continues to focus its attention on promptly identifying and providing for potential losses as they arise.

Investment Securities

In 1998, the Company's average investment portfolio decreased $19.8 million, or 10.2%, compared to a decrease of $32.5 million, or 14.3% in 1997. As a percentage of average earning assets, the investment portfolio represented 16.4% in 1998, compared to 19.4% in 1997.
During the fourth quarter of 1998, the Company purchased approximately $200.0 million in investment securities as a result of the assumption of deposits from First Union, increasing the portfolio to 28.9% of earning assets.

In 1998, average taxable investments decreased $17.1 million, or 13.7%, while tax-exempt investments decreased $2.7 million, or 3.8%. Since the enactment of the Tax Reform Act of 1986, which significantly reduced the tax benefits associated with tax-exempt investments, management has monitored the level of tax-exempt investments. The tax-exempt portfolio, as a percent of average earning assets, has declined from 18.9% in 1986 to 6.3% in 1998. Management continues to purchase "bank qualified" municipal issues when it considers the yield to be attractive and the Company can do so without adversely impacting its tax position. As part of the addition to the portfolio discussed above, municipal securities, totaling approximately $28.6 million, were purchased during the fourth quarter.

The investment portfolio is a significant component of the Company's operations and, as such, it functions as a key element of liquidity and asset/liability management. Securities may be classified as held-to-maturity, available-for-sale or trading. As of December 31, 1998, all securities are classified as available-for-sale. Classifying securities as available-for-sale offers management full flexibility in managing its liquidity and interest rate sensitivity without adversely impacting its regulatory capital levels. Securities in the available-for-sale portfolio are recorded at fair value and unrealized gains and losses associated with these securities are recorded, net of tax, in the accumulated other comprehensive income component of shareowners' equity. At December 31, 1998, shareowners' equity included a net unrealized gain of $678,000, compared to $607,000 at December 31, 1997. It is neither management's intent nor practice to participate in the trading of investment securities for the purpose of recognizing gains and therefore the Company does not maintain a trading portfolio.

The average maturity of the total portfolio at December 31, 1998 and 1997, was 2.98 and 1.93 years, respectively. See Table 10 for a breakdown of maturities by portfolio.

The weighted average taxable-equivalent yield of the investment portfolio at December 31, 1998, was 5.75% versus 6.48% in 1997. The quality of the municipal portfolio at such date is depicted in the chart below. There were no investments in obligations, other than U.S. Governments, of any one state, municipality, political subdivision or any other issuer that exceeded 10% of the Company's shareowners' equity at December 31, 1998.

Table 10 and Note 3 in Notes to Consolidated Financial Statements present a detailed analysis of the Company's investment securities as to type, maturity and yield.

MUNICIPAL PORTFOLIO QUALITY
(Dollars in Thousands)


Moody's Rating    Amortized Cost    Percentage
AAA                  $58,450          61.6%
AA-1                   2,684           2.8
AA-2                   1,831           1.9
AA-3                   2,456           2.6
AA                     1,493           1.6
A-1                    3,275           3.4
A-2                    1,077           1.1
A                      3,507           3.7
BAA                      424            .5
Not Rated(1)          19,721          20.8
    Total            $94,918         100.0%

(1) Of the securities not rated by Moody's, $13.0 million are rated "A" or higher by S&P.

Table 10
MATURITY DISTRIBUTION OF INVESTMENT SECURITIES
(Dollars in Thousands)
                                               As of December 31, 1998

                                                                    Weighted
                                 Amortized Cost   Market Value  Average Yield(1)

U. S. GOVERNMENTS
  Due in 1 year or less               $ 29,034         $ 29,164         5.59%
  Due over 1 year thru 5 years          75,666           75,620         5.43
  Due over 5 years thru 10 years             -                -            -
  Due over 10 years                          -                -            -
    TOTAL                              104,700          104,784         5.48

STATE & POLITICAL SUBDIVISIONS
  Due in 1 year or less                 12,927           13,013         6.35
  Due over 1 year thru 5 years          44,775           45,603         6.37
  Due over 5 years thru 10 years        37,216           37,436         5.74
  Due over 10 years                          -                -            -
    TOTAL                               94,918           96,052         6.12

MORTGAGE-BACKED SECURITIES(2)
  Due in 1 year or less                     30               30         6.04
  Due over 1 year thru 5 years          92,163           91,926         5.81
  Due over 5 years thru 10 years           990              989         5.81
  Due over 10 years                          -                -            -
    TOTAL                               93,183           92,945         5.81

OTHER SECURITIES
  Due in 1 Year or less                 39,468           39,427         5.45
  Due over 1 year thru 5 years          32,125           32,244         5.51
  Due over 5 years thru 10 years         1,553            1,589         5.98
  Due over 10 years*                     4,576            4,556         6.91
    TOTAL                               77,722           77,816         5.57

Total Investment Securities           $370,523         $371,597         5.75%

*Federal Home Loan Bank Stock and Federal Reserve Bank Stock do not have stated maturities.

(1) Weighted average yields are calculated on the basis of the amortized cost of the security. The weighted average yields on tax-exempt obligations are computed on a taxable-equivalent basis using a 35% tax rate.

(2)  Based on weighted average life.


AVERAGE MATURITY (In Years)
AS OF DECEMBER 31, 1998

U.S. Governments                   2.32
State and Political Subdivisions   3.52
Mortgage-Backed Securities         4.14
Other Securities                   1.83
    TOTAL                          2.98


Deposits And Funds Purchased

Average total deposits increased from $924.9 million in 1997 to $985.1 million in 1998, representing an increase of $60.2 million, or 6.5%, compared with an increase of $68.4 million, or 8.0%, in 1997. In 1998, the annual average increase is attributable to the acquisition of First Federal-Florida offices and internal growth. In 1997, the increase is attributable to the acquisition of First Financial.

In the fourth quarter of 1998, deposits averaged $1.06 billion, compared to $925.0 million for the same period in 1997. The Company continues to experience a notable increase in competition for deposits, in terms of both rate and product. The Company introduced CashPower, a higher yielding money market product in the fourth quarter of 1998. The new CashPower product represents 26.9% of the money market balance at year end 1998.

As of year-end 1998, deposits totaled $1.3 billion, an increase of $331 million over the year-end 1997. This increase primarily reflects growth through acquisitions (approximately $275 million) and the introduction of the CashPower account.

Table 2 provides an analysis of the Company's average deposits, by category, and average rates paid thereon for each of the last three years. Table 11 reflects the shift in the Company's deposit mix over the last three years and Table 12 provides a maturity distribution of time deposits in denominations of $100,000 and over.

Average funds purchased, which include federal funds purchased and securities sold under agreements to repurchase, increased $6.3 million, or 19.9%. See Note 8 in the Notes to Consolidated Financial Statements for further information.


Table 11
SOURCES OF DEPOSIT GROWTH
(Average Balances - Dollars in Thousands)

                         1997 to     Percentage
                          1998        of Total      Components of Total Deposits
                         Change        Change        1998       1997       1996

Noninterest Bearing
  Deposits              $12,726         21.1%        21.3%      21.1%      21.5%
NOW Accounts              3,471          5.8         12.1       12.5       13.6
Money Market Accounts     2,560          4.3          8.8        9.2       10.4
Savings                   5,684          9.4         10.2       10.3       11.2
Other Time Deposits      35,787         59.4         47.6       46.9       43.3
    Total Deposits      $60,228        100.0%       100.0%     100.0%     100.0%


Table 12
MATURITY DISTRIBUTION OF CERTIFICATES OF DEPOSIT $100,000 OR OVER
(Dollars in Thousands)

                                              December 31, 1998
                                Time Certificates of Deposit      Percent

Three months or less                  $ 50,309                      41.8%
Over three through six months           29,761                      24.8
Over six through twelve months          28,866                      24.0
Over twelve months                      11,276                       9.4
    Total                             $120,212                     100.0%


LIQUIDITY AND CAPITAL RESOURCES

Liquidity for a banking institution is the availability of funds to meet increased loan demand and/or excessive deposit withdrawals. Management monitors the Company's financial position to ensure it has ready access to sufficient liquid funds to meet normal transaction requirements, take advantage of investment opportunities and cover unforeseen liquidity demands. In addition to core deposit growth, sources of funds available to meet liquidity demands include cash received through ordinary business activities (i.e. collection of interest and fees), federal funds sold, loan and investment maturities, bank lines of credit for the Company and approved lines for the purchase of federal funds by CCB.

As of December 31, 1998, the Company had a $25.0 million credit facility under which $17 million was currently available. The facility offers the Company an unsecured, revolving line of credit for a period of three years which matures in November 2001. Upon expiration of the revolving line of credit, the outstanding balance may be converted to a term loan and repaid over a period of seven years. The term loan is to be secured by stock of a subsidiary bank equal to at least 125% of the principal balance of the term loan. The Company, at its option, may select from various loan rates including Prime, LIBOR or the lenders' Cost of Funds rate ("COF"), plus or minus increments thereof. The LIBOR or COF rates may be fixed for a period of up to six months. The Company also has the option to select fixed rates for periods of one through five years. On July 1, 1996, the Company borrowed $15.0 million in connection with the acquisition of First Financial. In 1998, the Company reduced the amount of debt to $8.0 million. The average interest rate during 1998 was 7.11%.

The Company's credit facility imposes certain limitations on the level of the Company's equity capital, and federal and state regulatory agencies have established regulations which govern the payment of dividends to a bank holding company by its bank subsidiaries. Based on the Company's current financial condition, these limitations and/or regulations do not impair the Company's ability to meet its cash obligations or limit the Company's ability to pay future dividends on its common stock at current payout rate.

At December 31, 1998, the Company had $10.4 million in long-term debt outstanding to the Federal Home Loan Bank of Atlanta. The debt consists of ten loans. The interest rates are fixed and the weighted average rate at December 31, 1998 was 6.10%. Required annual principal reductions approximate $541,000, with the remaining balances due at maturity ranging from 2005 to 2018. The debt was used to match-fund selected lending activities and is secured investment securities and by first mortgage residential real estate loans which are included in the Company's loan portfolio. See Note 9 in the Notes to Consolidated Financial Statements for additional information as to the Company's long-term debt.

The Company is a party to financial instruments with off-balance-sheet risks in the normal course of business to meet the financing needs of its customers. At December 31, 1998, the Company had $251.9 million in commitments to extend credit and $2.3 million in standby letters of credit. Commitments to extend credit are agreements to lend to a customer so long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company uses the same credit policies in establishing commitments and issuing letters of credit as it does for on-balance-sheet instruments. If commitments arising from these financial instruments continue to require funding at historical levels, management does not anticipate that such funding will adversely impact its ability to meet on-going obligations.

It is anticipated capital expenditures will approximate $6.0 to $7.0 million over the next twelve months. Management believes these capital expenditures can be funded internally without impairing the Company's ability to meet its on-going obligations.

Shareowners' equity as of December 31, for each of the last three years is presented below.

Shareowners' Equity
(Dollars in Thousands)

                                        1998      1997      1996

Common Stock                        $    102   $    101  $    100
Additional Paid-in Capital             8,561      6,544     4,942
Retained Earnings                    119,521    108,555    97,881
  Subtotal                           128,184    115,200   102,923
Accumulated Other Comprehensive
  Income, Net of Tax                     678        607        86
Total Shareowners' Equity           $128,862   $115,807  $103,009

The Company continues to maintain a strong capital position. The ratio of shareowners' equity to total assets at year-end was 8.93%, 10.37% and 9.17%, in 1998, 1997 and 1996, respectively. The lower capital ratio in 1998 compared to 1997 reflects the acquisitions of First Federal-Florida and First Union offices. Both acquisitions were accounted for as a purchase.

The Company is subject to risk-based capital guidelines that measure capital relative to risk weighted assets and off-balance-sheet financial instruments. Capital guidelines issued by the Federal Reserve Board require bank holding companies to have a minimum total risk-based capital ratio of 8.00%, with at least half of the total capital in the form of Tier 1 capital. Capital City Bank Group, Inc., exceeded these capital guidelines, with a total risk-based capital ratio of 11.11% and a Tier 1 ratio of 10.14%, compared to 15.67% and 14.43%, respectively, in 1997.

In addition, a tangible leverage ratio is now being used in connection with the risk-based capital standards and is defined as Tier 1 capital divided by average assets. The minimum leverage ratio under this standard is 3% for the highest-rated bank holding companies which are not undertaking significant expansion programs. An additional 1% to 2% may be required for other companies, depending upon their regulatory ratings and expansion plans. On December 31, 1998, the Company had a leverage ratio of 7.84% compared to 9.65% in 1997. See
Note 13 in the Notes to Consolidated Financial Statements for additional information as to the Company's capital adequacy.

Dividends declared and paid totaled $.43 per share in 1998. During the fourth quarter of 1998 the quarterly dividend was raised nine percent from $.11 per share to $.12 per share. The Company declared dividends of $.37 per share in 1997 and $.34 per share in 1996. The dividend payout ratio was 28.2%, 26.1%, and 25.5% for 1998, 1997 and 1996, respectively. Dividends declared per share in 1998 represented a 16.2% increase over 1997.

At December 31, 1998, the Company's common stock had a book value of $12.70 per share compared to $11.54 in 1997. Beginning in 1994, book value has been impacted by the net unrealized gains and losses on investment securities available-for-sale. At December 31, 1998, the net unrealized gain was $678,000. At December 31, 1997, the Company had a net unrealized gain of $607,000 and thus the net impact on equity for the year was an increase in book value of $71,000.

The Company began a stock repurchase plan in 1989, which remains in effect and provides for the repurchase of up to 900,000 shares. As of December 31, 1998, the Company had repurchased 790,740 shares under the plan. No shares were repurchased during 1998.

The Company offers an Associate Incentive Plan under which certain associates are eligible to earn shares of CCBG stock based upon achieving established performance goals. The Company issued 48,508 shares in 1998 under this plan.

The Company also offers stock purchase plans to its associates and directors. In 1998, 30,314 shares were issued under these plans.

The Board of Directors approved a Dividend Reinvestment and Optional Stock Purchase Plan for the Company in December, 1996. Shares for this plan were purchased in the open market. In 1997, 14,052 shares were issued under this plan. In 1998, no shares were issued under this plan.

The Company offers a 401(k) Plan which enables associates to defer a portion of their salary on a pre-tax basis. The plan covers substantially all of the Company associates who meet the minimum age requirement. The Plan is designed to enable participants to elect to have an amount withheld from their compensation in any plan year and placed in the 401(k) Plan trust account. Matching contributions from the Company can be made up to 6% of the participant's compensation. During 1998, no contributions were made by the Company. The participants may choose to invest their contributions into seven investment funds, including CCBG common stock.

Inflation

The impact of inflation on the banking industry differs significantly from that of other industries in which a large portion of total resources are invested in fixed assets such as property, plant and equipment.

Assets and liabilities of financial institutions are virtually all monetary in nature, and therefore are primarily impacted by interest rates rather than changing prices. While the general level of inflation underlies most interest rates, interest rates react more to change in the expected rate of inflation and to changes in monetary and fiscal policy. Net interest income and the interest rate spread are good measures of the Company's ability to react to changing interest rates and are discussed in further detail in the section entitled "Earnings Analysis."

YEAR 2000 COMPLIANCE

Introduction

The YEAR 2000 issue creates challenges with respect to the automated systems used by financial institutions and other companies. Many programs and systems are not able to recognize the year 2000, or that the new millennium is a leap year. The problem is not limited to computer systems. YEAR 2000 issues will potentially effect every system that has an embedded microchip containing this flaw.

The YEAR 2000 challenge impacts the Company as many of its transactions are date sensitive. The Company also is effected by the ability of its vendors, suppliers, customers and other third parties to be YEAR 2000 compliant.

State of Readiness

The Company is committed to addressing the YEAR 2000 challenges in a prompt and responsible manner and has dedicated significant resources to do so. An assessment of the Company's automated systems and third party operations was completed and a plan has been implemented. The Company's YEAR 2000 compliance plan ("Y2K Plan") has nine phases. These phases are (1) project management, (2) awareness, (3) assessment, (4) renovation, (5) testing and implementation, (6) risk assessment, (7) customer awareness, (8) contingency planning, and (9)
verification.   The Company has substantially completed phases one,
two, three, four, five, six, and eight, although appropriate follow-up activities are continuing to occur. The Company will continue the testing and implementation phases of the Y2K Plan throughout the remainder of the year, and has adopted a comprehensive customer awareness program (phase seven).

(1) Project Management: The Company has assigned primary responsibility for the YEAR 2000 project to the President of Capital City Services Company, a wholly owned subsidiary of Capital City Bank Group, Inc. Also, the Company has hired an outside consultant to assist in project administration. Monthly updates are provided to senior management and quarterly updates are provided to the Board of Directors in order to assist them in overseeing the Company's readiness.

(2) Awareness: The Company has defined the YEAR 2000 problem and gained executive level support for allocation of the resources necessary to renovate and/or upgrade all systems. A YEAR 2000 team
has been established and meets regularly.   The strategy developed for
YEAR 2000 compliance covers in-house systems, service bureaus for systems that are outsourced, vendors, auditors, customers, and suppliers.

(3) Assessment: The Company has completed this phase of the compliance plan. Information Technology "IT" and non-IT systems have been assessed and mission critical applications that could potentially be affected have been identified. Mission critical is defined as anything that may have a material adverse effect on the Company if not YEAR 2000 compliant.

(4) Renovation: The Company is upgrading and replacing IT and non-IT systems where appropriate, and all such replacements were complete by June 30, 1999.

(5) Testing and Implementation: The Company's testing of Mission Critical systems was approximately 99% complete by June 30, 1999. Throughout 1999, the Company will continue to test IT and non-IT systems and applications already implemented for YEAR 2000 compliance. As systems test successfully for YEAR 2000 compliance, they will be certified as compliant and accepted for implementation.

(6) Risk Assessment: Lending officers have been trained on YEAR 2000 issues and have documented YEAR 2000 readiness of borrowers. Significant borrowers were mailed a questionnaire and have been assigned a YEAR 2000 risk rating by the Company. Appropriate response to current and future credit requests will take their YEAR 2000 status into consideration. A similar assessment was conducted of deposit customers relative to liquidity risk. Investment and funding strategies have been planned to ameliorate any potential risk in this area.

(7) Customer Awareness: During the second quarter of 1999, the Company initiated a comprehensive plan to increase customer awareness of the YEAR 2000 issue and to inform customers of the bank's efforts to become compliant. This plan includes posting information on the Company's web site, distribution of quarterly press releases, statement stuffers and lobby brochures. Associate training was conducted to assure that customers are provided with accurate information about the Company's Y2K readiness.

(8) Contingency Planning:  The Company has drafted a Business
Resumption/Contingency Plan for the YEAR 2000. This plan will incorporate back-up systems and procedures for Core business processes, should any unforeseen disruptions occur. This plan was substantially completed by June 30, 1999.

(9) Verification: The Verification process will take place subsequent to the actual Century Date Change. This will involve verifying successful transition to the YEAR 2000 of all systems and applications, at all critical dates and functions to the YEAR 2000. Monitoring and reporting protocol has been established for this phase.

Estimated Costs to Address the Company's YEAR 2000 Issues

Costs directly related to YEAR 2000 issues are estimated to be $780,000 from 1998 to 2000, of which approximately 85% has been spent as of June 30, 1999. Approximately 75% of the total spending represents costs to modify existing systems. Costs incurred by the Company prior to 1998 were immaterial. This estimate assumes that the Company will not incur significant YEAR 2000 related costs on behalf of its vendors, suppliers, customers and other third parties.

Risks of the Company's YEAR 2000 Issues

The YEAR 2000 presents certain risks to the Company and its operations. Some risks are present because the Company purchased technology applications from other parties who face YEAR 2000 challenges and additional risks that are inherent in the business of banking. Management has identified the following potential risks which could have a material adverse effect on the Company's business.

1. The Company's subsidiary bank may experience a liquidity problem if there are a significant amount of deposits withdrawn by customers who have uncertainties associated with the YEAR 2000. The Company has implemented a contingency plan to ensure there are appropriate levels of funding available.

2. The Company's operations could be materially affected by the failure of third parties who provide mission critical IT and non-IT systems. The Company has identified its mission critical third parties and will monitor their Y2K Plan progress. In response to this concern, the Company has identified and contacted the third parties who provide mission critical applications. The Company has received YEAR 2000 compliance assurances from third parties who provide mission critical applications and will continue to monitor and test their efforts for YEAR 2000 compliance.

3. The Company's ability to operate effectively in the YEAR 2000 could be adversely affected by the ability to communicate and to access utilities. The Company is in the process of incorporating a contingency plan for addressing this situation.

4. The Company's subsidiary bank lends significant amounts to businesses and contractors in our market area. If the businesses are adversely affected by the YEAR 2000 issues, their ability to repay loans could be impaired and increased credit risk could affect the Company's financial performance. As part of the Company's Y2K Plan, the Company has identified its significant borrowers, and has documented their YEAR 2000 readiness and risk to the Company.

5. Sanctions could be imposed against the Company if it does not meet deadlines or follow timetables established by the federal and state governmental agencies which regulate the Company and its subsidiaries. The Company has incorporated the regulatory guidelines for YEAR 2000 into its Y2K Plan.

Contingency Plan

Contingency plans for YEAR 2000 related interruptions have been developed and will include, but not be limited to, the development of emergency backup and recovery procedures, remediation of existing systems parallel with installation of new systems, replacing electronic applications with manual processes, and identification of alternate suppliers. All plans were substantially completed by June 30, 1999.

Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board "FASB" issued Statement of Financial Accounting Standards "SFAS" No. 133 "Accounting for Derivative Instruments of Hedging Activities" as amended. The statement establishes accounting and reporting standards for derivative instruments (including certain derivative instruments imbedded in other contracts). The statement is effective for fiscal years beginning after June 15, 2000. The adoption of this standard is not expected to have a material impact on reported results of operations of the Company.

Effective February 1998, the Company adopted SFAS No. 132 "Employers Disclosure about Pensions and Other Post-Retirement Benefits". Statement 132 standardizes the disclosure requirements for pension and other post-retirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets.
The Statement suggests combined formats for presentation of pension and other post-retirement benefit disclosures. The adoption of this standard did not have a material impact on reported results of operations of the Company.

Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". Statement 130 provides new accounting and reporting standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. The adoption of this standard did not have a material impact on reported results of operations of the Company.

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share". SFAS 128 provides new accounting and reporting standards for reporting basic and diluted earnings per share. The adoption of this standard on January 1, 1997 did not have a material impact on the reported results of operations of the Company.

In February 1997, the FASB issued SFAS No. 129, "Disclosure of
Information About Capital Structure". SFAS 129 provides new accounting and reporting standards for disclosing information about an entity's capital structure. The adoption of this standard on January 1, 1997 did not have a material impact on the reported results of operation of the Company.

In June 1996, the FASB issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 provides new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets, for certain secured borrowing and collateral transactions, and for extinguishment of liabilities. The adoption of this standard on January 1, 1997, did not have a material impact on the financial condition or results of operations of the Company.

Item 7A. Quantitative and Qualitative Disclosure About Market Risk

Overview

Market risk management arises from changes in interest rates, exchange rates, commodity prices and equity prices. The Company has risk management policies to monitor and limit exposure to market risk. Capital City Bank Group does not actively participate in exchange rates, commodities or equities. In asset and liability management activities, policies are in place that are designed to minimize structural interest rate risk.

Interest Rate Risk Management

The normal course of business activity exposes Capital City Bank Group to interest rate risk. Fluctuations in interest rate risk may result in changes in the fair market value of the Company's financial instruments, cash flows and net interest income. Capital City Bank Group's asset/liability management process manages the Company's interest rate risk.

The financial assets and liabilities of the Company are classified as other-than-trading. An analysis of the other-than-trading financial components, including the fair values, are presented in Table 13. This table presents the Company's consolidated interest rate sensitivity position as of year-end 1998 based upon certain assumptions as set forth in the Notes to the Table. The objective of interest rate sensitivity analysis is to measure the impact on the Company's net interest income due to fluctuations in interest rates. The asset and liability values presented in Table 13 may not necessarily be indicative of the Company's interest rate sensitivity over an extended period of time.

The Company is currently liability sensitive which generally indicates that in a period of rising interest rates the net interest margin will be adversely impacted as the velocity and/or volume of liabilities being repriced exceeds assets. However, as general interest rates rise or fall, other factors such as current market conditions and competition may impact how the Company responds to changing rates and thus impact the magnitude of change in net interest income.


Table 13
FINANCIAL ASSETS AND LIABILITITES MARKET RISK ANALYSIS(1)
(Dollars in Thousands)
Other Than Trading Portfolio
                                                    December 31,

                                                                                                                       Fair
                                    1999         2000        2001        2002      2003       Beyond     Total        Value
Loans
  Fixed Rate                      $ 89,458    $ 33,645    $ 53,607    $ 45,939    $ 46,792    $ 73,161  $  342,602  $  347,280
    Average Interest Rate            9.90%      10.22%       9.78%       9.24%       8.87%       7.43%       9.16%
  Floating Rate(2)                 388,384      43,862      21,462      14,384      13,117      20,406     501,615     508,294
    Average Interest Rate            8.55%       7.86%       8.27%       8.63%       8.20%       8.09%       8.45%
Investment Securities(3)
  Fixed Rate                        97,971      52,885      28,049      39,609      21,408     119,666     359,588     359,588
    Average Interest Rate            5.78%       5.59%       6.11%       6.59%       5.75%       5.72%       5.85%
  Floating Rate                          -      10,770         729           -           -         510      12,009      12,009
    Average Interest Rate                -       6.39%       5.71%           -           -       6.29%       6.34%
Other Earning Assets
  Fixed Rates                            -           -           -           -           -           -           -           -
    Average Interest Rates               -           -           -           -           -           -           -
  Floating Rates                    53,500           -           -           -           -      10,151      63,651      63,651
    Average Interest Rates           5.20%           -           -           -           -        4.15       4.37%
Total Financial Assets            $629,313    $141,162    $103,847    $ 99,932    $ 81,317    $223,894  $1,279,465  $1,290,822
    Average Interest Rates           8.02%       7.46%       8.45%       8.10%       7.94%       6.43%       7.72%

Deposits(4)
  Fixed Rate Deposits             $470,472    $ 75,001    $ 12,741    $  6,442    $  2,961   $     177  $  567,794    $571,111
    Average Interest Rates           5.14%       5.45%       5.32%       5.32%       5.03%       5.93%       5.19%
  Floating Rate Deposits           374,608           -           -           -           -           -     374,608     374,608
    Average Interest Rates           2.31%           -           -           -           -           -       2.31%
Other Interest Bearing
    Liabilities
  Fixed Rate Debt                   23,263         559         743         394         407       7,102      32,468      33,057
    Average Interest Rate            2.68%       5.79%       5.52%       6.02%       6.01%       6.14%       3.64%
  Floating Rate Debt                34,199           -           -           -           -           -      34,199      34,199
    Average Interest Rate            4.38%           -           -           -           -           -       4.38%
Total Financial Liabilities       $902,542    $ 75,560    $ 13,484    $  6,836    $  3,368    $  7,279  $1,009,069  $1,012,975
    Average interest Rate            3.88%       5.45%       5.33%       5.36%       5.15%       6.13%       4.05%

(1)  Based upon expected cash flows, unless otherwise indicated.

(2) Based upon a combination of expected maturities and repricing opportunities.

(3) Based upon contractual maturity, except for callable and floating rate securities, which are based on expected maturity and weighted average life, respectively.

(4) Savings, NOW and money market accounts can be repriced at any time, therefore, all such balances are included as floating rates deposits in 1999. Other time deposits balances are classified according to maturity.


Item 8. Financial Statements and Supplementary Data

Table 14
QUARTERLY FINANCIAL DATA (UNAUDITED)
(Dollars in Thousands, Except Per Share Data)(1)
                                            1998                                          1997
                           Fourth     Third       Second      First       Fourth     Third      Second   First
Summary of Operations:
  Interest Income        $   22,904 $   21,974  $   22,402  $   21,730  $   21,431 $   21,733  $ 21,211 $ 20,606
  Interest Expense            9,224      8,673       8,822       8,529       8,261      8,320     8,237    7,894
  Net Interest Income        13,680     13,301      13,580      13,201      13,170     13,413    12,974   12,712
    Provision for
    Loan Loss                   657        618         618         546         597        709       506      516
  Net interest Income
    After Provision
    for Loan Loss            13,023     12,683      12,962      12,655      12,573     12,704    12,468   12,196
  Noninterest Income          6,260      5,271       5,847       5,206       5,066      4,581     5,137    4,695
  Merger Expense                115          -           -           -           -          -         -        -
  Noninterest Expense        13,150     12,090      12,747      12,342      12,757     11,790    11,746   11,527
  Income Before
    Provision for
    Income Taxes              6,018      5,864       6,062       5,519       4,882      5,495     5,859    5,364
  Provision for
    Income Taxes              2,146      2,057       2,065       1,901       1,563      1,861     1,985    1,798
  Net Income             $    3,872 $    3,807  $    3,997  $    3,618  $    3,319 $    3,634  $  3,874 $  3,566
  Net Interest
    Income (FTE)         $   14,046 $   13,640  $   13,922  $   13,557  $   13,523 $   13,819  $ 13,398 $ 13,139

Per Common Share:
  Net Income Basic       $      .39 $      .37  $      .39  $      .36  $      .33 $      .37  $    .39 $    .36
  Net Income Diluted            .38        .37         .39         .36         .32        .37       .39      .36
  Dividends Declared            .11        .11         .10         .10         .09        .09       .09      .09
  Book Value                  12.69      12.43       12.10       11.80       11.45      11.16     11.16    11.02
  Market Price(2):
    High                      31.00      33.13       32.67       32.67       27.33      23.50     21.50    21.33
    Low                       24.13      19.00       29.75       29.25       23.00      20.83     19.33    14.00
    Close                     27.63      29.13       31.38       31.67       27.00      23.17     20.83    20.17

Selected Average
Balances:
  Total Assets           $1,257,934 $1,148,404  $1,156,186  $1,147,054  $1,108,788 $1,106,713$1,101,962 $1,098,426
  Earning Assets          1,131,933  1,038,981   1,043,578   1,035,971     998,037  1,003,039   998,462    987,332
  Loans, Net of Unearned    834,315    819,755     823,432     809,949     777,895    784,116   766,885    753,664
  Total Deposits          1,059,192    954,652     962,719     952,511     916,952    924,297   925,649    922,780
  Total Shareowners'
    Equity                  128,250    123,728     121,686     119,455     113,750    112,591   106,355    103,884
  Common Equivalent
    Shares:
      Basic                  10,158     10,158      10,140      10,123      10,067     10,055    10,004      9,998
      Diluted                10,179     10,158      10,140      10,123      10,167     10,055    10,004      9,998
Ratios:
  ROA                         1.22%      1.32%       1.39%       1.28%       1.19%      1.30%     1.41%      1.30%
  ROE                        11.98%     12.20%      13.18%      12.28%      11.58%     13.01%    14.61%     13.77%
  Net Interest
    Margin (FTE)              4.92%      5.21%       5.35%       5.31%       5.38%      5.47%     5.38%      5.34%

(1) A All share and per share data have been restated to reflect the pooling-of-interests of Grady Holding Company and its subsidiaries and adjusted to reflect the 3-for-2 stock split effective June 1, 1998.

(2) Prior to February 3, 1997, there was not an established trading market for the common stock of Capital City Bank Group, Inc.
